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                                                                   Exhibit 10.23
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                               DAVOX CORPORATION
                          EXECUTIVE COMPENSATION PLAN

     The compensation arrangements between Davox Corporation (the "Company") and each of its executive officers are based on the Company's Executive Compensation Plan (the "Plan"), the terms of which are not set forth in a formal document but are described herein.

     The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company pursuant to the Plan.

     The Plan is designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plan is to align the interests of management with those of the stockholders. Compensation under the Plan is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers, the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment, and (iii) corporate and individual performance goals. The base salaries are established at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

     Incentive compensation in the form of performance-based bonuses for the Company's executive officers is based upon management's success in meeting the Company's financial and strategic goals as well as meeting individual performance goals. Target levels of revenue and net income are set annually, and bonuses are allocated to the executive officers contingent upon the achievement of the target levels. In addition, based on the Company's exceeding both target revenues and target net income, additional bonuses are awarded to executive officers in the same proportion as bonuses are allocated under the Plan.

     Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers, to encourage the executive officers to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company.